Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors
of Gilman + Ciocia, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of Gilman + Ciocia, Inc. on Form S-1 and related prospectuses of our audit report dated September 26, 2005, which with respect to Note 21 the date is June 14, 2006, with respect to the consolidated financial statements of Gilman + Ciocia, Inc. for the year ended June 30, 2005, which report appears in the Annual Report on From 10-K/A of Gilman + Ciocia, Inc. for the year ended June 30, 2007. We also consent to the reference of our name as it appears under the caption "Experts" in the Registration Statement and related prospectuses.


/s/ Radin, Glass & Co., LLP
Certified Public Accountants
New York, New York

December 21, 2007